EXPENSE LIMITATION AGREEMENT


           EXPENSE LIMITATION AGREEMENT, effective as of April 23, 2003, between Robeco USA, L.L.C. (the "Adviser") and Weiss, Peck & Greer Funds Trust, a Massachusetts business trust (the "Trust"), on behalf of its series, WPG Quantitative Equity Fund (the "Fund").

           WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company, and the Fund is a series of the Trust;

           WHEREAS, the Trust, on behalf of the Fund, and the Adviser have entered into an Advisory Agreement (the "Advisory Agreement") pursuant to which the Adviser provides investment advisory services to the Fund, which may be amended from time to time, for compensation based on the value of the average daily net assets of the Fund;

           WHEREAS, the Trust, on behalf of the Fund, and the Adviser have also entered into a Management Agreement (the "Management Agreement") pursuant to which the Manager provides investment management services to the Fund, which may be amended from time to time, for compensation based on the value of the average daily net assets of the Fund;

           WHEREAS, the Adviser has voluntarily determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at 140 basis points. The Trust, on behalf of the Fund, and the Adviser therefore have entered into this Expense Limitation Agreement (the "Agreement") in order to maintain the expense ratio of the Fund at 140 basis points for the period beginning on the date hereof and ending on April 30, 2004; and

           WHEREAS, the Fund is prepared to repay the Adviser such waived advisory and management fees and reimbursed expenses if the Fund subsequently achieves a sufficient level of assets.

           NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.         EXPENSE LIMITATION.

           1.1 APPLICABLE EXPENSE LIMIT. During the Term (as defined in Section
2), the Adviser agrees to waive all or a portion of its management fee and advisory fee to the extent necessary so that the total expenses of every character incurred by the Fund (excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, and other extraordinary expenses not incurred in the ordinary course of the Fund's business (I.E., litigation)) (with such exclusions, "Operating Expenses") shall not exceed the Operating Expense Limit (as defined in Section 1.2 below). During the Term, to the extent that



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Operating Expenses incurred by the Fund in any fiscal year (after waiver of advisory fees and management fees of the Adviser) exceed the Operating Expense Limit, such excess amount (the "Excess Amount") shall be the liability of the Adviser. The parties agree that to the extent Operating Expenses in any fiscal year do not exceed the Operating Expense Limit, the management fee and advisory fee shall be payable by the Fund up to the amounts payable under the Management Agreement or the Advisory Agreement.

           1.2 OPERATING EXPENSE LIMIT. The maximum "Operating Expense Limit" in any year during the Term with respect to the Fund shall be 140 basis points, based on a percentage of the average daily net assets of the Fund.

           1.3 REIMBURSEMENT. The Adviser shall keep a record of the amounts of advisory fees and management fees waived and Excess Amounts reimbursed pursuant to Section 1.1 hereof ("Prior Expenses"). Subject to the last sentence of this
Section 1.3, if at any future date Operating Expenses of the Fund are less than the Operating Expense Limit, the Adviser shall be entitled to payment by the Fund of the amount of such Prior Expenses, without interest thereon, except to the extent that such payment will cause Operating Expenses of the Fund to exceed the Operating Expense Limit. If Operating Expenses of the Fund subsequently exceed the Operating Expense Limit, the payment of Prior Expenses shall be suspended. If subsequent payment of Prior Expenses shall be resumed to the extent that Operating Expenses do not exceed the Operating Expense Limit, the Operating Expense Limit in Section 1.1 shall (unless previously terminated in accordance with the terms hereof) apply. The Adviser may seek reimbursement only for Prior Expenses waived or paid by it during the two fiscal years prior to such reimbursement; PROVIDED, HOWEVER, that such Prior Expenses may only be reimbursed hereunder to the extent they were waived or paid after the date of this Agreement (or any similar agreement). The provisions of this Agreement shall survive the termination of this Agreement to the extent necessary to permit any such reimbursement.

           1.4 LIMITATION OF LIABILITY. The obligations and expenses incurred, contracted for or otherwise existing with respect to the Fund shall be enforced against the assets of the Fund and not against the assets of any other series of the Trust. It is understood and expressly stipulated that neither the holders of shares of the Fund nor the trustees or officers of the Trust shall be personally liable hereunder.

           1.5 METHOD OF COMPUTATION. To determine the Adviser's obligations hereunder, each month the Fund Operating Expenses for the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of the Fund exceed the Operating Expense Limit of the Fund, the Adviser shall waive or reduce its advisory and/or management fees for such month by an equal amount, and if necessary the Adviser shall remit an amount to the Fund, sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit.

           1.6 YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year during the Term, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory and management fees waived or reduced and other payments remitted by the Adviser to the Fund with respect to the previous fiscal year shall equal the Excess Amount.



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2. TERM; TERMINATION. The term ("Term") of the Applicable Expense Limit under this Agreement shall begin on the date hereof and end on April 30, 2004. The Term of this Agreement may be continued from year to year thereafter provided each such continuance is specifically approved by each of the parties hereto, including with respect to the Fund a majority of the non-interested Trustees of the Trust; PROVIDED, HOWEVER, that no party shall be obligated to extend the Term of this Agreement. This Agreement shall terminate automatically with respect to the Fund and to the Adviser upon the termination of the Advisory Agreement and/or the Management Agreement.

3. MISCELLANEOUS.

           3.1 CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

           3.2 INTERPRETATION. Nothing herein contained shall be deemed to require the Trust to take any action contrary to the Trust's declaration of trust or bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Fund.

           3.3 DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the advisory or management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement, Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Agreement or the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such Court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to the 1940 Act. In addition, if the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, that provision will be deemed to incorporate the effect of that rule, regulation or order. Otherwise the provisions of this Agreement will be interpreted in accordance with the substantive laws of the State of New York.







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           IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers as of the day and year first above written.


                                       WEISS, PECK & GREER FUNDS TRUST,
                                       on behalf of WPG QUANTITATIVE EQUITY FUND


                                       /S/ JOSEPH J. REARDON
                                       ---------------------
                                       By:  Joseph J. Reardon
                                       Its:  Vice President and Secretary


                                       ROBECO USA, L.L.C.


                                       /S/ RONALD M. HOFFNER
                                       ---------------------
                                       By:  Ronald M. Hoffner
                                       Its:  Managing Director




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